Exhibit 99.1

Sigma Labs Appoints Accomplished Software Executive Mark K. Ruport as Executive Chairman

Well-Respected Software Executive to Drive Formation of Strategic Relationships, Growth and Sales Strategies

SANTA FE, NM – December 3, 2019 – Sigma Labs, Inc. (NASDAQ: SGLB) (“Sigma Labs”), a leading developer of quality assurance software for the commercial 3D printing industry, has appointed accomplished software industry executive Mark K. Ruport as executive chairman and as a member of the company’s board of directors, effective December 3, 2019.

Mr. Ruport brings over 30 years of public and private company experience in the software sector to his position at Sigma Labs as executive chairman. Mr. Ruport will leverage his history of building companies through strategic relationships, joint development agreements, innovative sales strategies and a focused management of day-to-day operations. He will team with CEO and board member John Rice to leverage the company’s market momentum, accelerate its growth and increase shareholder value.

Prior to joining Sigma Labs, Mr. Ruport served as Executive Chairman of Content Analyst Company, a leading developer of advanced analytics software for searching and analyzing unstructured text until its acquisition by its largest customer in 2017. Previously, he served as President and CEO of Configuresoft, a venture-backed Enterprise Systems Management company where Mr. Ruport orchestrated an OEM contract that later led to the acquisition of the company by EMC.

Prior to Configuresoft, Mr. Ruport served as Chairman and CEO of Optika, a venture-backed Enterprise Content Management Company that he led from a start-up of 30 employees through an Initial Public Offering, international growth and a successful transaction to merge with Stellent, Inc., which was subsequently acquired by Oracle. Mr. Ruport was also CEO of Interleaf, a public software company and held senior executive positions at Informix (later acquired by IBM) and Cullinet (later acquired by CA, Inc.). Mr. Ruport received a Bachelor of Science in Business and an MBA from Bowling Green State University.

“As evidenced by the recent progress with OEMs, end users and additive manufacturing integrators, our business is now at an inflection point that requires an industry veteran to amplify our success and accelerate our market penetration alongside strategic partners with a keen interest in our technology,” said John Rice, Chief Executive Officer of Sigma Labs. “Mr. Ruport’s long history of taking companies through various stages of growth will be invaluable as we enter the next phase of our growth cycle. We believe there is significant potential for shareholder value creation and look forward to unlocking this for our shareholders under Mark’s leadership,” concluded Rice.

“The ability to have an immediate, tangible impact on Sigma Labs with the apparent adoption of its incredible technology in the marketplace is a unique and exciting opportunity,” said Mark K. Ruport. “My focus will be on accelerating our commercial adoption with strategic partners and amplifying the recent success John and his team have achieved. This blueprint is something I am very familiar with given my experience with disruptive companies in the software sector and I look forward to working with the entire team at Sigma Labs to drive forward its strategic initiatives,” concluded Ruport.

Sigma Labs granted non-qualified stock options to Mr. Ruport as an inducement award outside Sigma Labs’ 2013 Equity Incentive Plan in accordance with NASDAQ Listing Rule 5635(c)(4).

Effective as of December 3, 2019 (the “Grant Date”), Sigma Labs granted Mr. Ruport (x) a stock option to purchase up to 100,000 shares of common stock, which will vest and become exercisable in full on the first month’s anniversary of the Grant Date, and (y) a stock option to purchase up to 400,000 shares of common stock, which will vest and become exercisable in equal (as closely as possible) monthly installments over three years from the Grant Date, if Mr. Ruport remains in Sigma Labs’ continuous employ through such vesting date. The options will have an exercise price equal to the closing price of Sigma Labs’ common stock on the Grant Date, and will expire on the day before the fifth anniversary of the Grant Date, unless the options are terminated prior to that date. The vesting of the options can be accelerated upon the occurrence of certain specified events. The grant of the options was approved by the Compensation Committee of Sigma Labs and was made as an inducement material to Mr. Ruport entering into employment with Sigma Labs in accordance with NASDAQ Listing Rule 5635(c)(4).

About Sigma Labs

Sigma Labs, Inc. (NASDAQ: SGLB) is a leading provider of quality assurance software to the commercial 3D printing industry under the PrintRite3D® brand. Founded in 2010, Sigma is a software company that specializes in the development and commercialization of real-time computer aided inspection (CAI) solutions known as PrintRite3D® for 3D advanced manufacturing technologies. Sigma Labs’ advanced computer-aided software product revolutionizes commercial additive manufacturing, enabling non-destructive quality assurance mid-production, uniquely allowing errors to be corrected in real-time. For more information, please visit www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on April 1, 2019 and which may be viewed at www.sec.gov.

Contacts:

Media Contact:

Julia Wakefield

Vice President

Rubenstein Public Relations

212-805-3021

jwakefield@rubensteinpr.com

www.rubensteinpr.com

Investor Contact:

Chris Tyson

Managing Director

MZ Group - MZ North America

949-491-8235
SGLB@mzgroup.us
www.mzgroup.us